OPTION

The undersigned hereby grants [ ] (pursuant to the LIGHT SAVERS U.S.A., INC. 1994 Non-Statutory Stock Option Plan dated February 14, 1994 attached hereto) an option to purchase [ ] shares of LIGHT SAVERS U.S.A., INC., a New York corporation ("Option Agreement").

Option Period. This option shall be for a period of five years from the date of this Option Agreement ("Option Period").

Option Price. The Option price shall be $[ ] per share for an aggregate of $[ ] if the entire [ ] shares are purchased. The option price of the shares of Common Stock shall be paid in full at the time of exercise and no shares of Common Stock shall issued until full payment is made therefor. Payment shall made either (i) in cash, represented by bank or cashier's check, certified check or money order (ii) in lieu of payment for bona fide services rendered, and such services were not in connection with the offer or sale of securities in a capital-rising transaction, (iii) by delivering shares of the undersigned's Common stock which have been beneficially owned by the optionee, the optionee's spouse, or both of them for a period of at least six (6) months prior to the time of exercise (the "Delivered Stock") in a number equal to the number of shares of Stock being purchased upon exercise of the Option or (iv) by delivery of shares of corporate stock which are freely tradeable without restriction and which are part of a class of securities which has been listed for trading on the NASDAQ system or a national securities exchange, with an aggregate fair market value equal to or greater than the exercise price of the shares of Stock being purchased under the Option, or (v) a combination of cash, services, Delivered Stock or other corporate shares.

Shareholder Rights. No holder of an Option shall be, or have any of the rights and privileges of, a shareholder of the undersigned in respect of any shares of Common Stock purchasable upon exercise of any part of an Option unless and until certificates representing such shares shall have been issued by the Corporation to him or her.

Determination of Exercise Date. This Option or a portion of this Option shall be deemed exercised when written notice thereof, accompanied by the appropriate payment in full, is received by the Corporation.


Date:  [         ]


                                            LIGHT SAVERS U.S.A., INC.



                                            By:  /S/ TOVA SCHWARTZ
                                                 -----------------
                                                 Tova Schwartz, President